Exhibit 99.1

Contact:	Richard J. Lieb, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800
For Immediate Release
GREENHILL & CO. REPORTS FIRST QUARTER
EARNINGS PER SHARE OF $0.02
•	Revenue impacted by delay in major transaction completion; costs impacted by transaction expenses of acquisition of Caliburn Partnership Pty Limited (“Caliburn”); results also reflect impact of previously announced separation of merchant banking

•	Completed acquisition of Caliburn, a leading independent financial advisor in the Australasian market, resulting in 6 new Managing Directors joining Greenhill

•	Announced the formation of a Real Estate Fund Placement Advisory group with the addition of 4 Managing Directors, to be joined by 7 other professionals

•	Share repurchase authority of $100 million put in place

•	Management changes announced to position the Firm for further global growth
NEW YORK, April 21, 2010 — Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $48.9 million and net income available to common stockholders of $0.5 million for the quarter ended March 31, 2010. Diluted earnings per share were $0.02 for the quarter ended March 31, 2010.
The Firm’s first quarter revenues compare with revenues of $61.8 million for the first quarter of 2009, which represents a decrease of $12.9 million or 21%. The Firm’s first quarter net income and diluted earnings per share in 2010 compare with net income available to common stockholders of $13.9 million and $0.47 of diluted earnings per share, respectively, for the quarter ended March 31, 2009.
The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of investment gains (or losses)

and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.
“We have always said that our results can vary widely on a quarterly basis, and this quarter was an example of that as a delay in completion of a major transaction (which is still pending) resulted in a quarter with relatively low revenue and a correspondingly high compensation ratio. In fact, it was a busy and productive quarter for the Firm, and without that one delay our revenue would have been significantly higher and our compensation ratio would have been consistent with history. We have accomplished a third consecutive year of significant growth in senior personnel and capabilities through our expansion to Australia through a major acquisition at an attractive valuation and into real estate fund placement advisory through a series of recruiting steps. Meanwhile, momentum has continued to build in our M&A advisory business, particularly in North America and Australia, and market data continues to suggest that we are in the early stages of a cyclical rebound in M&A activity,” Robert F. Greenhill, Chairman, said.
“Our six year history as a public company has been characterized by a narrow focus on serving clients; cost effective expansion across regions, industry sectors and types of advice, primarily by recruiting; pretax profit margins and returns on equity that have consistently exceeded those of our peers, driven by strong discipline on compensation costs; a growing dividend; and a shrinking share count. Our objective going forward is to maintain each of these characteristics. We are entirely focused on advisory businesses. We have shown again this quarter our ability to grow our senior personnel and expand our capabilities on terms that are beneficial to shareholders. While low revenue this quarter resulted in a higher compensation ratio than is typical for us, our objective remains to adhere to our historic compensation policy, just as we did in past years when compensation was out of line with our historic parameters for a quarter. And we will continue to seek to return cash to shareholders, particularly as the value of our investment portfolio is realized. This is illustrated by our announcement today of new share repurchase authority,” Scott L. Bok, Chief Executive Officer, added.
Management Changes
The Firm also announced today a series of management changes designed to position the Firm for continued global growth and further develop its next generation of leadership. Simon A. Borrows has advised the Board that he wishes to step down from his position as Co-Chief Executive Officer of the Firm, but he has agreed to a new appointment, effective immediately, as Chairman of Greenhill & Co. International, pursuant to which he will focus on advising the Firm’s major clients in Europe. While he will reduce his involvement to less than full time in order to pursue outside interests, he will continue to lead a number of active projects and client relationships. He will remain on the Firm’s Board of Directors through June 30 and thereafter focus entirely on his new appointment.
Scott L. Bok will become sole Chief Executive Officer of the Firm.

Jeffrey F. Buckalew, who joined the Firm 14 years ago and has been head of U.S. M&A, will become Head of North American Corporate Advisory, encompassing our M&A, financing advisory and restructuring activities. Mr. Buckalew will continue to help integrate the large number of Managing Directors recruited in that region since 2008, and continue to coordinate the efforts of our seven North American offices to better serve corporate clients.
Brian Cassin, Colin T. Roy and David A. Wyles will become Co-Heads of European Corporate Advisory, likewise encompassing M&A, financing advisory and restructuring activities. Messrs. Cassin and Wyles joined the Firm 12 years ago and have been Co-Heads of European M&A, and Mr. Roy founded our Frankfurt office a decade ago and has been Head of that office since then. Their role will include further integrating the efforts of our London and Frankfurt offices to better serve corporate clients and continuing our recruitment of senior bankers to build a larger pan European business.
Apart from these changes, leadership of our other business units remains unchanged. Ken Hotta continues as Head of our Japanese business, and Simon Mordant and Ron Malek continue as Co-Chief Executive Officers of our Australian business recently acquired in the combination with Caliburn. Finally, Chris Kirsten continues as head of our global Fund Placement Advisory Group, and Bill Thompson will become head of our global Real Estate Fund Placement Advisory Group pursuant to the recent announcement of his recruitment.
“Simon Borrows has played an extraordinary role in founding and building our European business, and will continue to do so, now in a role where he can devote all of his efforts to advising our most important clients on strategic transactions,” said Robert F. Greenhill, Chairman.
“It has been a great privilege to be part of the leadership group at Greenhill. The Firm has been very successful and grown enormously since its small beginnings and enjoys a high reputation internationally. I look forward to continuing to work with my clients and colleagues at Greenhill,” said Simon A. Borrows.
“The four individuals gaining new responsibilities today collectively have nearly 50 years experience at the Firm and have played major roles in its success to date. As with Bob Greenhill, myself and all our business unit leaders, they will have important leadership responsibilities in continuing to build the Firm and maintain its strong culture, but their primary role will be in advising our most important clients,” said Scott L. Bok, Chief Executive Officer.

Revenues
Revenues by Source
The following provides a breakdown of total revenues by source for the three month periods ended March 31, 2010 and 2009, respectively:

	For the Three Months Ended
	March 31, 2010		March 31, 2009
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	$36.6	75%	$65.1	NM
Merchant banking and other investment revenues	12.3	25%	(3.3)	NM

Total revenues	$48.9	100%	$61.8	100%

Financial Advisory Revenues
Financial advisory revenues were $36.6 million in the first quarter of 2010 compared to $65.1 million in the first quarter of 2009, which represents a decrease of 44%. At the same time, worldwide completed M&A volume decreased by 26%, from $501 billion in 2009 to $369 billion in 20101.
Financial advisory assignments completed in the first quarter of 2010 included:
•	the acquisition by Bemis Company, Inc. of Alcan Packaging’s Food Americas business;

•	the acquisition by Bucyrus International, Inc. of the mining division of Terex Corporation;

•	the sale of substantially all of the assets of Heartscape Technologies, Inc. to Roper Industries, Inc.; and

•	the sale of ICT Group, Inc. to Sykes Enterprises Incorporated.
The decrease in our financial advisory fees in the first quarter of 2010 as compared to the same period in 2009 reflected the completion of assignments that were significantly smaller in scale.
The Firm launched two major strategic initiatives during the first quarter. First, we acquired the Australian advisory firm Caliburn, with six Managing Directors and 40 total employees. Caliburn has established a strong position in that market over its 11 year history.
Second, the Firm announced the establishment of a Real Estate Fund Placement Advisory Group and the recruitment of the four Managing Directors who had led that business at Credit Suisse. Since that announcement, the Firm has recruited four additional senior professionals at the Principal level, and another three more junior professionals. Upon the arrival of these individuals

[1]	Source: Global M&A completed transaction volume for the quarter ended March 31, 2010 as compared to the quarter ended March 31, 2009. Source: Thomson Financial as of April 12, 2010.

at the Firm in June, the Firm will have substantial capabilities to serve real estate fund clients globally with personnel in four offices, which will complement our existing fund placement team that has focused on funds outside the real estate area.
Merchant Banking & Other Investment Revenues
As previously announced in connection with our plan to exit from our historic merchant banking business, in late December 2009 the Firm sold certain assets relating to its merchant banking business, including the right to raise subsequent merchant banking funds to Robert H. Niehaus, Chairman of Greenhill Capital Partners, LLC. Following a transition period, which is expected to end in late 2010, GCP Capital Partners Holdings LLC (“GCP Capital”), a new entity formed by Mr. Niehaus and which is independent from the Firm, will take over management of the merchant banking funds. The Firm has retained its existing investments in the merchant banking funds, the value of which it will seek to realize over time.
The following table sets forth additional information relating to our merchant banking and other investment revenues:

	For The Three Months
	Ended March 31,
	2010	2009
	(in millions, unaudited)
Management fees	$4.4	$4.5
Net realized and unrealized gains (losses) on investments in merchant banking funds	1.5	(7.1)
Net realized and unrealized merchant banking profit overrides	0.1	(0.3)
Other realized and unrealized investment income (loss)	6.3	(0.4)

Total merchant banking and other investment revenues	$12.3	$(3.3)

The Firm earned $12.3 million in merchant banking and other investment revenues in the first quarter of 2010 compared to negative revenues of $(3.3) million in the first quarter of 2009. The increase in merchant banking and other investment revenues resulted primarily from the $6.0 million unrealized gain on the Firm’s investment in Iridium Communications, Inc. (NASDAQ: IRDM) as well as an increase in the fair market value of our investment in the merchant banking funds in the first quarter of 2010 as compared to a decline in the fair market value of the merchant banking portfolio in the same period in the prior year.
At March 31, 2010, the Firm had principal investments of $166.8 million, including our investment in Iridium of $81.1 million. Of the total amount, 13% of our investments related to the financial services sector, 7% to the energy sector, 31% to other industry sectors and 49% to the investment in Iridium. We held approximately 94% of our total principal investments in North American companies, with the remainder in European companies.
In accordance with the terms of the separation agreement in respect of our merchant banking business, during the transition period the excess of management fee revenue over the amount paid for compensation and other operating expenses associated with the management of the funds accrues to the benefit of GCP Capital and is treated by the Firm as a noncontrolling interest. Since the Firm retained its investments in the merchant banking business, we will continue to recognize gains and losses on our investments on a quarterly basis.
The investment gains or losses in our merchant banking and other investment portfolio may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our portfolio, equity market valuations, commodity prices and merger and acquisition opportunities. Revenue recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenue that may be realized and/or recognized in future periods.
Expenses
Operating Expenses
Our total operating expenses for the first quarter of 2010 were $45.7 million, which compares to $39.4 million of total operating expenses for the first quarter of 2009. This represents an increase in total operating expenses of $6.3 million, or 16%, and principally results from an increase in compensation expense which is described in more detail below. Similarly, as a result of relatively low revenue and an increase in our compensation costs our pre-tax income margin declined to 6% in the first quarter of 2010 compared to 36% in the first quarter of 2009.
The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients and merchant banking portfolio companies:

	For The Three Months
	Ended March 31,
	2010	2009
	(in millions, unaudited)
Employee compensation & benefits expense	$32.2	$28.4
% of revenues	66%	46%
Non-compensation expense	13.5	11.0
% of revenues	28%	18%
Total operating expense	45.7	39.4
% of revenues	94%	64%
Total income before tax	3.2	22.4
Pre-tax income margin	6%	36%
Compensation and Benefits Expenses
Our employee compensation and benefits expenses in the first quarter of 2010 were $32.2 million compared to $28.4 million for the first quarter of 2009. The increase in compensation and benefits expense principally results from the large recruitment of Managing Directors during the last twelve months. For the quarter ended March 31, 2010 the ratio of compensation expense to revenues was 66% as compared to 46% for the same period in 2009. The increase in ratio of compensation to revenue as compared to the same period in the prior year results from the increase in compensation principally related to new hires during the last twelve months spread over significantly lower revenues.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.
Non-Compensation Expenses
Our non-compensation expenses were $13.5 million in the first quarter of 2010, compared to $11.0 million in the first quarter of 2009, representing an increase of $2.5 million or 23%. The increase is principally related to higher professional fees incurred in connection with the acquisition of Caliburn and increased travel, occupancy and other costs related to both the increase in personnel and the addition of new offices.
Non-compensation expenses as a percentage of revenues in the three months ended March 31, 2010 were 28% compared to 18% for the same period in the prior year. This increase in non-compensation expenses as a percentage of revenue in the three months ended March 31, 2010 as compared to the same period in the prior year results from the incurrence of higher expenses spread over lower revenues in the first quarter of 2010 as compared to the same period in 2009.
The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.
Provision for Income Taxes
The provision for taxes in the first quarter of 2010 was $0.3 million, which reflects an effective tax rate on income allocated to common stockholders of 38%. This compares to a provision for taxes in the first quarter of 2009 of $8.7 million, which reflects an effective tax rate of 39% for the period. The decrease in the provision for income taxes in the first quarter of 2010 as compared to the same period in 2009 relates to lower pre-tax income. The effective tax rate remained relatively constant during each period.
The effective tax rate can fluctuate as a result of variations in the relative amounts of financial advisory and investment income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of March 31, 2010, we had cash of $45.3 million, investments of $166.8 million and short term debt of $75.7 million.
We had total commitments (not reflected on our balance sheet) relating to future investments in our merchant banking activities, of $32.6 million as of March 31, 2010. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates of each fund.
The Board of Directors of Greenhill & Co. Inc. has authorized the repurchase of up to $100 million of its common stock through the period ended December 31, 2011. Management expects to repurchase shares as the Firm’s principal investments are realized and/or advisory transaction activity further rebounds.
Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on June 16, 2010 to common stockholders of record on June 2, 2010.
Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.
Cautionary Note Regarding Forward-Looking Statements
The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in our 2009 Report on Form 10-K.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended
	March 31,
	2010	2009
Revenues
Financial advisory fees	$36,597,309	$65,144,694
Merchant banking and other investment revenues	12,238,653	(3,390,755)
Interest income	19,966	72,740

Total revenues	48,855,928	61,826,679

Expenses
Employee compensation and benefits	32,155,012	28,440,274
Occupancy and equipment rental	3,149,289	2,549,996
Depreciation and amortization	752,157	1,153,761
Information services	1,739,077	1,489,606
Professional fees	2,243,866	1,432,116
Travel related expenses	2,217,730	1,911,687
Interest expense	528,042	353,646
Other operating expenses	2,898,498	2,100,504

Total expenses	45,683,671	39,431,590

Income before taxes	3,172,257	22,395,089
Provision for taxes	320,455	8,676,617

Consolidated net income	2,851,802	13,718,472
Less: Net income (loss) allocated to noncontrolling interests	2,339,906	(179,643)

Net income allocated to common stockholders	$511,896	$13,898,115

Average shares outstanding:
Basic	29,607,997	29,404,027
Diluted	29,701,773	29,457,672
Earnings per share:
Basic	$0.02	$0.47
Diluted	$0.02	$0.47
Dividends declared and paid per share:	$0.45	$0.45